As filed with the Securities and Exchange Commission on April 27, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAZARD LTD

(Exact name of registrant as specified in its charter)

Bermuda	98-0437848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 295-1422

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott D. Hoffman, Esq.

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

(212) 632-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erik R. Tavzel, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Fax: (212) 474-3700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share(1)(2)
Preference Shares(1)(2)
Warrants(1)(2)
Stock Purchase Contracts(1)(2)(3)
Stock Purchase Units(1)(2)(3)

(1)	An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. In accordance with Rules 456(b) and 457(r), under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of all of the registration fee. This registration statement also covers delayed delivery contracts that may be issued by the Registrant under which the party purchasing such contracts may be required to purchase preference shares or Class A common stock. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder.
(2)	Including securities as may from time to time be issued upon exercise, conversion or exchange of other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(3)	Includes an indeterminable number of shares of Class A common stock or preference shares to be issuable by the Registrant upon settlement of the stock purchase contracts or stock purchase units.

Prospectus

Class A Common Stock

Preference Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

The securities covered by this prospectus may be sold from time to time by Lazard Ltd. In addition, selling security holders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. We may, and any selling security holder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers, agents or other counterparties to be designated at a future date. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holders.

When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “LAZ.”

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2016.

No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed as a “well-known seasoned issuer,” or “WKSI,” as defined in Rule 405 of the Securities Act, with the United States Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” using the “automatic shelf” registration process. Under this automatic shelf registration process, we, or certain of our security holders, may sell the securities described in this prospectus in one or more offerings in amounts to be determined at the time of any offerings.

This prospectus provides you with a general description of the securities we or a selling security holder may offer. Each time we, or, under certain circumstances, our security holders, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the means of distribution. The prospectus supplement may include other special considerations applicable to such offering of securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Each prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus, unless the context otherwise requires, the terms:

•	“Lazard,” “we,” “our,” “us” and the “Company” refer to Lazard Ltd, a Bermuda exempted company whose shares of Class A common stock are publicly traded on the New York Stock Exchange under the symbol “LAZ,” and its subsidiaries, including Lazard Group.

•	“Lazard Group,” refers to Lazard Group LLC, a Delaware limited liability company that is the holding company for the subsidiaries that conduct Lazard’s business (which we refer to in this prospectus as “our business”).

References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement.

We prepare our financial statements in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP”, including all of the financial statements incorporated by reference or included in this prospectus. Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

LAZARD LTD

We are one of the world’s preeminent financial advisory and asset management firms. We have long specialized in crafting solutions to the complex financial and strategic challenges of a diverse set of clients around the world, including corporations, governments, institutions, partnerships and individuals. Founded in 1848 in New Orleans, we currently operate from 42 cities in key business and financial centers across 27 countries throughout North America, Europe, Asia, Australia, the Middle East, and Central and South America. We focus primarily on two business segments: Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Lazard Ltd was incorporated in Bermuda on October 25, 2004. Lazard Group was formed in Delaware on March 2, 2000 under the name Lazard LLC and was renamed Lazard Group LLC on May 10, 2005. Our principal executive offices are located in the U.S. at 30 Rockefeller Plaza, New York, New York 10112, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-44-13-01-11 and in the United Kingdom at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-20-7187-2000. Lazard Ltd’s registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, with a general telephone number of (441) 295-1422. We maintain a public website at http://www.lazard.com. The information contained in or connected to our website is not a part of this prospectus, and you should not rely on such information in making your decision whether to purchase securities.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in securities issued by Lazard Ltd described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Before making an investment decision, you should carefully consider those risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information” for information about how you can obtain copies of these documents. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act.” Such forward-looking statements can be located in this prospectus and in the information incorporated by reference in this prospectus under the captions “Lazard Ltd,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus, and in the information incorporated by reference in this prospectus.

In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies, business plans and initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, the numerous risks and uncertainties outlined in “Risk Factors,” including the following:

•	a decline in general economic conditions or global or regional financial markets;

•	a decline in our revenues, for example due to a decline in overall mergers and acquisitions activity, our share of the mergers and acquisitions market or our assets under management, which we refer to in this prospectus as “AUM;”

•	losses caused by financial or other problems experienced by third parties;

•	losses due to unidentified or unanticipated risks;

•	a lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

These risks and uncertainties are not exhaustive. Other sections of this prospectus may describe additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	financial goals, including the ratio of awarded compensation and benefits expense to operating revenue;

•	ability to deploy surplus cash through dividends, share repurchases and debt repurchases;

•	ability to offset stockholder dilution through share repurchases;

•	possible or assumed future results of operations and operating cash flows;

•	strategies and investment policies;

•	financing plans and the availability of short-term borrowing;

•	competitive position;

•	future acquisitions, including the consideration to be paid and the timing of consummation;

•	potential growth opportunities available to our businesses;

•	recruitment and retention of our managing directors and employees;

•	potential levels of compensation expense, including awarded compensation and benefits expense and adjusted compensation and benefits expense, and non-compensation expense;

•	potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts;

•	likelihood of success and impact of litigation;

•	expected tax rates, including effective tax rates;

•	changes in interest and tax rates;

•	availability of certain tax benefits, including certain potential deductions;

•	potential impact of certain events or circumstances on our financial statements;

•	changes in foreign currency exchange rates;

•	expectations with respect to the economy, the securities markets, the market for mergers, acquisitions and strategic advisory and restructuring activity, the market for asset management activity and other macroeconomic and industry trends;

•	effects of competition on our business; and

•	impact of future legislation and regulation on our business.

Lazard is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use websites to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of AUM in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC, which we refer to in this prospectus as “LAM,” and Lazard Frères Gestion SAS. Investors can link to Lazard Ltd, Lazard Group and their operating company websites through http://www.lazard.com. Our websites and the information contained therein or connected thereto are not a part of this prospectus, and you should not rely on such information in making your decision whether to purchase securities.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a WKSI, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and other terms of the securities being sold by a selling security holder.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of our earnings to cover fixed charges for the periods indicated.

	Three Months Ended March 31, 2016	Year Ended December 31, 2015		Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Ratio of earnings to combined fixed charges and preferred stock dividends(a)	6.59	—	(b)	7.04	3.09	2.16	3.12

(a)	For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends: (i) earnings for the periods presented represent income before income taxes and fixed charges and (ii) fixed charges represent the interest expense and the portion of rental expense which represents an appropriate interest factor.
(b)	Lazard’s operating income was insufficient to cover its fixed charges by $16.6 million for the year ended December 31, 2015. Lazard’s operating income for the year ended December 31, 2015 is presented after giving effect to a charge of (i) $60.2 million associated with the redemption of $450 million of Lazard Group’s 6.85% senior notes due 2017 (the “2017 Notes”), (ii) $2.7 million of excess interest expense attributable to the period of time between the issuance of Lazard Group’s 3.75% senior notes due 2025 and the settlement of the redemption of the 2017 Notes, (iii) $12.2 million relating to a private equity revenue adjustment, and (iv) $542.3 million relating to a provision pursuant to Lazard’s tax receivable agreement. Lazard’s net income for the year ended December 31, 2015, which was affected by a significant income tax benefit during such period, was $992.9 million. See Lazard Ltd’s Annual Report on Form 10-K for the year ended December 31, 2015 for additional information regarding Lazard’s operating income and net income for the year ended December 31, 2015.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include additions to working capital, repayment of indebtedness, the financing of possible acquisitions and investments, stock repurchases or for such other purposes as may be specified in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling security holder to be named in a prospectus supplement.

DESCRIPTION OF CLASS A COMMON STOCK WE OR SELLING SECURITY HOLDERS MAY OFFER

The following summary is a description of the material terms of our Class A common stock. We have filed our certificate of incorporation and memorandum of association and bye-laws as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2015. See “Where You Can Find More Information” for information about how you can obtain copies of these documents.

General

We currently have 500,000,000 authorized shares of Class A common stock, par value $0.01 per share.

Voting

Each share of our Class A common stock entitles its holder to one vote per share. The members of our board of directors are elected by the Class A common stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preference shares. However, except as otherwise provided by law, and subject to any voting rights granted to holders of any preference shares, mergers and amalgamations, amendments to the memorandum of association or bye-laws and any removal of a director for cause must be approved by a majority of the voting power of all of the outstanding Class A common stock. Furthermore, amendments to the bye-laws that would alter or otherwise modify provisions of the bye-laws relating to the size or classified nature of the board of directors, the ability to remove directors only for cause, the ability of the board of directors to adopt a rights plan and certain other matters must be approved by at least 66 2/3% of the voting power of all Class A common stock. In addition, amendments to the memorandum of association or bye-laws that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock, present in person or represented by proxy.

Economic Rights

Pursuant to our bye-laws, each share of our Class A common stock is entitled to equal economic rights.

Dividends

Subject to compliance with applicable law, we currently intend to declare quarterly dividends on all outstanding shares of our Class A common stock.

On April 20, 2016, we declared a quarterly dividend of $0.38 per share on our Class A common stock, payable on May 13, 2016 to the stockholders of record on May 3, 2016. We declared a quarterly cash dividend on our Class A common stock during the first quarter of 2016 and each of the four quarters of 2013, 2014 and 2015, except the first quarter of 2013 (which dividend had been accelerated and announced in the fourth quarter of 2012). We also paid a special dividend in the fourth quarter of 2013 (with respect to 2013), the first quarter of 2015 (with respect to 2014) and the first quarter of 2016 (with respect to 2015) of $0.25, $1.00 and $1.20 per share, respectively.

The declaration of any dividends and, if declared, the amount of any such dividend, will be subject to the actual future earnings, cash flow and capital requirements of our Company, to the amount of distributions to us from Lazard Group and to the discretion of our board of directors. Our board of directors will take into account:

•	general economic and business conditions;

•	our financial results;

•	capital requirements of our subsidiaries;

•	contractual, legal, tax and regulatory restrictions on and implications of the payment of dividends by us to our shareholders or by our subsidiaries (including Lazard Group) to us; and

•	such other factors as our board of directors may deem relevant.

We are a holding company and have no direct operations. As a result, we depend upon distributions from Lazard Group to pay any dividends. We expect to continue to cause Lazard Group to pay distributions to us in order to fund any such dividends, subject to applicable law and the other considerations discussed above.

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our Class A common stock and make other payments. Under the Companies Act 1981 of Bermuda, which we refer to in this prospectus as the “Companies Act”, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities.

For a discussion of Bermuda legal constraints related to the payment of dividends, see “—Bermuda Law” below.

Acquisition of Shares by Us

Our bye-laws provide that if our board of directors determines that we or any of our subsidiaries do not meet, or in the absence of repurchases of shares will fail to meet, the ownership requirements of a limitation on benefits article of a bilateral income tax treaty with the U.S., and that such tax treaty would provide material benefits to us or any of our subsidiaries, we generally have the right, but not the obligation, to repurchase at fair market value (as determined in the good faith discretion of our board of directors) shares from any shareholder who beneficially owns more than 0.25% of our outstanding shares and who fails to demonstrate to our satisfaction that such shareholder is either (a) a U.S. citizen or (b) a qualified resident of the U.S. or the other contracting state of the applicable tax treaty (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty). Instead of exercising the repurchase right described above, we will have the right, but not the obligation, to cause the transfer to, and procure the purchase by, any U.S. citizen or a qualified resident of the U.S. or the other contracting state of the applicable tax treaty of the number of outstanding shares beneficially owned by any shareholder that are otherwise subject to repurchase under our bye-laws as described above, at fair market value (as determined in the good faith discretion of our board of directors).

Share Repurchase Program

In October 2013, April 2014, February 2015 and January 2016, our board of directors authorized, on a cumulative basis, the repurchase of Class A common stock up to $100 million, $200 million, $150 million and $200 million through December 31, 2015, December 31, 2015, December 31, 2016 and December 31, 2017, respectively. In addition, on April 20, 2016, our board of directors authorized the repurchase of additional shares of Class A common stock, which authorization will expire on December 31, 2017, bringing the total share repurchase authorization to $300 million. The Company expects that the share repurchase program will continue to be used, among other ways, to offset a portion of the shares that have been or will be issued under the Lazard Ltd 2008 Incentive Compensation Plan and the Lazard Ltd 2005 Equity Incentive Plan. Pursuant to such authorizations, purchases have been made in the open market or through privately negotiated transactions.

Bermuda Law

Our board of directors believes that it is of primary importance that our stockholders are treated fairly and have proper access to and recourse against the Company. Bermuda was chosen as our place of incorporation for several reasons, including its acceptability to our working members, who are domiciled around the world, and potential investors. Bermuda has an established corporate law which, coupled with the provisions of our bye-laws, we believe provides stockholders with an appropriate level of protection and rights.

We are an exempted company organized under the Companies Act. The rights of our stockholders are governed by Bermuda law and our memorandum of association and bye-laws. The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. The following is a summary of material provisions of Bermuda law and our organizational documents not discussed above.

Dividends

Under Bermuda law, a company may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would as a result be less than its liabilities.

Voting Rights

Under Bermuda law, voting rights of stockholders are regulated by a company’s bye-laws and, in certain circumstances, the Companies Act. Our bye-laws generally provide that all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our Class A common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preference shares. Our bye-laws also contain heightened voting requirements, as described above in “—Voting.”

Classified Board; Removal of Directors

The Companies Act does not contain statutory provisions specifically mandating classified board arrangements for a Bermuda company. However, a Bermuda company may validly provide for a classified board in its bye-laws. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. In addition, directors may only be removed for cause, by vote of shares representing a majority of the combined voting power of all of our Class A common stock. The existence of a classified board of directors may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling vacancies with its own nominees.

Rights in Liquidation

Under Bermuda law, in the event of a liquidation or winding-up of a company, after satisfaction in full of all claims and creditors and subject to the preferential rights accorded to any series of preference shares and subject to any specific provisions of the company’s bye-laws, the proceeds of the liquidation or winding-up are distributed pro rata among the holders of common shares.

Meetings of Stockholders

Under Bermuda law, unless waived by the stockholders in accordance with the Companies Act, a company is required to convene at least one stockholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of stockholders holding not less than 10% of the paid-up share capital of the company carrying the right to vote. Bermuda law also requires that stockholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, with certain exceptions, we must give each stockholder at least 30 days’ written notice of the annual general meeting and at least 10 days’ written notice of any special general meeting.

Under Bermuda law, the number of stockholders constituting a quorum at any general meeting of stockholders is determined by the bye-laws of a company. Our bye-laws provide that the presence in person or by proxy of two or more stockholders entitled to attend and vote and holding shares representing more than 50% of the combined voting power constitutes a quorum.

The holders of not less than 5% of the total voting rights of all stockholders or one hundred stockholders, whichever is the lesser, may require the directors to include in the notice for the next annual general meeting of a company any resolution which may properly be moved and is intended to be moved. In addition, such persons may also require the directors to circulate to the other stockholders a statement on any matter which is proposed to be considered at any general meeting.

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s certificate of incorporation, its memorandum of association, including its objects and powers, and any alteration to its memorandum of association. The stockholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements. The register of members of a company is also open to inspection by stockholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a branch share register in the U.S. and, in accordance with Bermuda law, a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for stockholders to inspect or obtain copies of any other corporate records.

Board Actions

Under Bermuda law, at common law, the directors of a Bermuda company owe their fiduciary duty to the company rather than the stockholders. In addition, the Companies Act imposes a specific duty on directors and officers of a Bermuda company to act honestly and in good faith with a view to the best interests of the company and requires them to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act also imposes various duties on officers of a company with respect to certain matters of management and administration of the company. Our bye-laws provide that some actions are required to be approved by our board of directors. A majority of the directors then in office constitutes a quorum, or such other greater number as the Board may from time to time determine. Actions must be approved by a majority of the directors present and entitled to cast votes at a properly convened meeting of our board of directors.

Our bye-laws provide that our business is to be managed and conducted by our board of directors. There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

Our bye-laws provide that our directors may (but are not required to) in taking any action (including an action that may involve or relate to a change of control or potential change of control of Lazard Ltd) consider, among other things, the effects that the action may have on other interests or persons (including our stockholders and employees and the communities in which we do business) as long as the director acts honestly and in good faith with a view to the best interests of Lazard.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of stockholders of which due notice has been given. Our bye-laws may be amended if it is first approved by our board of directors and then is approved by our stockholders by a resolution passed by the requisite vote of our stockholders.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Supreme Court for an annulment of any amendment of the memorandum of association adopted by stockholders at any general meeting other than those who voted in favour of, or consented in writing to, the alteration. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Supreme Court. An application for the annulment of an amendment of the memorandum of association or continuance must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

Amalgamations, Mergers and Similar Arrangements

A Bermuda exempted company may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when the business of the target company is within the acquiring company’s objects as set forth in its memorandum of association. Any amalgamation or merger first requires the approval of our board of directors and then the approval of our stockholders, by the affirmative vote of a majority of the combined voting power of all of the outstanding Class A common stock, subject to any voting rights granted to holders of any preference shares.

Appraisal Rights and Stockholder Suits

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company, a stockholder of the Bermuda company who is not satisfied that fair value has been offered for his or her shares in the Bermuda company may apply to the Bermuda Supreme Court within one month of the date of the notice of the stockholders’ meeting to approve the amalgamation or merger, to appraise the fair value of his or her shares. Under Bermuda law and our bye-laws, the amalgamation or merger of Lazard with another company (other than certain affiliated companies) requires the amalgamation or merger agreement to first be approved and then recommended by our board of directors and by resolution of our stockholders.

Class actions and derivative actions are generally not available to stockholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a stockholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or memorandum of continuance or bye-laws. Furthermore, consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority stockholders or, for instance, where an act requires the approval of a greater percentage of the company’s stockholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the stockholders, one or more stockholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares of any stockholder, by other stockholders or by the company.

Discontinuance

Under Bermuda law, an exempted company may be discontinued and be continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. Our bye-laws provide that our board of directors may exercise all our power to discontinue to another jurisdiction without the need of any stockholder approval.

Takeovers

Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% in value of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering stockholders to transfer their shares on the terms of the offer.

Alternatively, the holders of 95% or more of the shares (or any class of stock) of a company may give a compulsory acquisition notice to the holders of the remaining shares (or the remaining shares of the class). Upon giving such notice, the offeror is entitled and bound to acquire the shares of the remaining stockholders on the terms set out in the notice unless any remaining shareholder applies to have the Bermuda Supreme Court appraise the shares. Such an application must be made to the Bermuda Supreme Court within one month of receipt of the compulsory acquisition notice. Following such an appraisal, the majority stockholder(s) may acquire the shares at the price fixed by the Bermuda Supreme Court or may cancel the compulsory acquisition notice.

These appraisal rights differ from the appraisal rights in connection with an amalgamation or merger (described above) in that in a 95% compulsory acquisition, if one dissentient stockholder applies to the Bermuda Supreme Court and is successful in obtaining a higher valuation, that price must be paid to all holders whose shares are being acquired.

In respect of an application for appraisal, the test is the same whether in respect of a 90% or 95% squeeze-out and is one of fairness to the body of the stockholders, and not to individuals, with the burden falling on the dissentient stockholder to prove unfairness, not merely that the acquisition is open to criticism.

Transfer Agent and Registrar

A register of holders of our Class A common stock will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the U.S. by Computershare, Inc., who will serve as branch registrar and transfer agent.

Delaware Law

The terms of share capital of corporations incorporated in the U.S., including Delaware, differ from corporations incorporated in Bermuda. The following discussion highlights material differences of the rights of a stockholder of a Delaware corporation compared with the rights of our stockholders under Bermuda law. The following statements are summaries, and do not purport to identify all rights of stockholders under Delaware law that are not applicable to our stockholders.

Under Delaware law, a corporation may indemnify its director or officer (other than in action by or in the right of the corporation) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer (i) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law provides that, unless a corporation’s certificate of incorporation or bylaws specifies otherwise, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

Under Delaware law, subject to any restrictions contained in a company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of stockholders. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

Delaware law permits any stockholder to inspect or obtain copies of a corporation’s stockholder list and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law, and the court generally has discretion in such actions to permit the winning party to recover attorneys’ fees.

DESCRIPTION OF PREFERENCE SHARES WE MAY OFFER

The following description of the terms of the preference shares we may issue sets forth certain general terms and provisions of any series of preference shares to which any prospectus supplement may relate. The particular terms of the preference shares offered by any prospectus supplement and the extent, if any, to which these general terms and provisions may apply to those series of preference shares will be described in the prospectus supplement relating to the applicable preference shares. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of preference shares. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Bermuda law and the provisions of our bye-laws relating to our preference shares.

We may issue preference shares. Preference shares may be issued independently or together with any other securities and may be attached to or separate from the securities.

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more class or series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of Lazard Ltd. We currently have 15,000,000 authorized preference shares, par value $0.01 per share.

The board of directors, in approving the issuance of a class or series of preference shares, will set forth with respect to such class or series, the following:

•	the number of shares in the class or series;

•	the designations of the class or series;

•	the dividend rates on the shares of that class or series (including, whether dividends are cumulative, and if so, from which date(s)) and the relative rights of priority, if any, of the payment of dividends on shares of that class or series;

•	whether that class or series has voting rights (in addition to any voting rights provided by law), and if so, the terms of such voting rights;

•	the conversion or exchange rights of the class or series, if any (including conversion into common stock), including the terms and conditions of such conversion or exchange (including provision for adjustment of the conversion or exchange rate as the board of directors determines);

•	whether the class or series will have a sinking fund for the redemption or repurchase of shares of that class or series, and if so, the terms and amounts of such sinking fund;

•	the right of the shares of that class or series to the benefit of conditions and restrictions upon the creation of indebtedness of Lazard Ltd or any of its subsidiaries, upon the issue of any additional shares (including additional shares of such class or series or any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by Lazard Ltd or any of its subsidiaries of, any issued shares of Lazard Ltd;

•	the liquidation rights and other relative participation; and

•	any optional or other special rights, qualifications, limitations or restrictions of that class or series.

The terms of each class or series of preference shares will be described in any prospectus supplement related to such class or series of preference shares and will contain a discussion of any material Bermuda or material United States Federal income tax considerations applicable to such class or series of preference shares.

DESCRIPTION OF WARRANTS WE MAY OFFER

The following description of the terms of warrants we may issue sets forth certain general terms and provisions of any warrants to which any prospectus supplement may relate. The particular terms of warrants offered by any prospectus supplement and the extent, if any, to which these general terms and provisions may apply to those warrants will be described in the prospectus supplement relating to the applicable warrants. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such warrants. This description does not purport to be complete.

General

We may issue warrants, including warrants to purchase shares of our common stock and preference shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.

Other Warrants

The applicable prospectus supplement will describe the following terms of any other warrants that we may issue:

•	the title of the warrants;

•	the securities (which may include preference shares or common stock) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the preference shares or common stock with which the warrants are issued, and the number of the warrants issued with each share of preference shares or common stock;

•	if applicable, the date on and after which the warrants and the related preference shares or common stock will be separately transferable;

•	if applicable, a discussion of any material Bermuda tax considerations;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash or other consideration the number of preference shares or shares of our common stock at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND

STOCK PURCHASE UNITS WE MAY OFFER

The following description of the terms of stock purchase contracts and stock purchase units we may issue sets forth certain general terms and provisions of any stock purchase contracts or stock purchase units to which any prospectus supplement may relate. The particular terms of stock purchase contracts or stock purchase units offered by any prospectus supplement and the extent, if any, to which these general terms and provisions may apply to those stock purchase contracts or stock purchase units will be described in the prospectus supplement relating to the applicable stock purchase contracts or stock purchase units. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such stock purchase contracts or stock purchase units. This description does not purport to be complete.

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of our common stock or preference shares at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material Bermuda or material United States Federal income tax considerations applicable to such stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling security holder may offer and sell securities covered by this prospectus, in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through brokers or dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

•	the names of any underwriters, dealers, agents or other counterparties;

•	the purchase price of the securities and the net proceeds, if any, we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding any over-allotment options under which underwriters may purchase additional securities from us or any selling securityholders;

•	any securities exchanges on which the securities of the series may be listed; and

•	any other information we think is material.

In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

We may sell offered securities directly or through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling security holder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling security holder. We or any selling security holder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or any selling security holder may also enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and any selling security holder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda, with respect to securities governed by Bermuda law, and by Cravath, Swaine & Moore LLP, New York, New York, with respect to securities governed by New York law, as applicable, unless otherwise indicated in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Lazard Ltd’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Copies of these reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, U.S.A.

We maintain a website at http://www.lazard.com. The information contained in or connected to our website is not a part of this prospectus, and you should not rely on such information in making your decision whether to purchase securities.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC (excluding any portions of such documents that are “furnished” but not “filed” for purposes of the Exchange Act) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Lazard Ltd’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 25, 2016 (File No. 001-32492);

•	Lazard Ltd’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on April 27, 2016 (File No. 001-32492);

•	Lazard Ltd’s Proxy Statement on Schedule 14A, filed on March 10, 2016 (File No. 001-32492);

•	Lazard Ltd’s Current Reports on Form 8-K filed on February 2, 2016 and April 21, 2016 (File No. 001-32492); and

•	Description of the Class A common stock contained in the final prospectus for Lazard Ltd filed pursuant to Rule 424(b)(3) of the Securities Act on May 6, 2005 with respect to the Registration Statement on Form S-1 (the “S-1 Registration Statement”) (File No. 333-121407).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Investor Relations, Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10112, (212) 632-6000, or you may visit our website at http://www.lazard.com for copies of any of such documents.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus, any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by Lazard Ltd (the “Registrant”) in connection with the sale or distribution of the securities registered under this registration statement.

Amount
Securities and Exchange Commission filing fee	$	*
Legal fees and expenses	$	**
Accounting fees and expenses	$	**
Miscellaneous (including any applicable listing fees, printing and engraving expenses and Transfer Agent’s fees and expenses)	$	**

Total	$	**

*	Under Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), applicable United States Securities and Exchange Commission (the “SEC”) registration fees have been deferred and will be paid at the time of any particular offering of securities under this registration statement, and are therefore not estimable at this time.
**	These fees and expenses are incurred in connection with the issuance of securities and will vary based on the securities offered and the number of issuances and, accordingly, are not estimable at this time. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers

The bye-laws of Lazard Ltd provide for indemnification of Lazard Ltd’s officers and directors against all actions, liabilities, losses, damages or expenses incurred or suffered by such party as an officer or director of Lazard Ltd; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 of Bermuda, which we refer to as the “Companies Act.”

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him or her in respect of his fraud or dishonesty will be void.

Subject to limitations imposed by Bermuda law, we may enter into agreements that provide indemnification to the directors, officers and all other persons requested or authorized by the board of directors to take actions on behalf of Lazard Ltd for all actions, liabilities, losses, damages or expenses incurred or suffered by the indemnified person arising out of such person’s service in such capacity.

The directors and officers of the Registrant are covered by directors’ and officers’ insurance policies maintained by Lazard Ltd.

Item 16.	Exhibits and Financial Statement Schedules

1.1	Form of Equity Securities Underwriting Agreement.*

1.2	Form of Common Stock Underwriting Agreement.*

4.1	Form of Specimen Certificate for Class A common stock (incorporated by reference to Exhibit 4.1 to Lazard Ltd’s Registration Statement (File No. 333-121407) on Form S-1/A filed on April 11, 2005).

4.2	Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).

4.3	Fourth Supplemental Indenture, dated as of June 21, 2007, between Lazard Group LLC and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32492) filed on June 22, 2007).

4.4	Fifth Supplemental Indenture, dated as of November 14, 2013, between Lazard Group LLC and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32492) filed on November 14, 2013).

4.5	Sixth Supplemental Indenture, dated as of February 13, 2015, between Lazard Group LLC and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32492) filed on February 13, 2015).

4.6	Form of Warrant Agreement.*

4.7	Form of Warrant Certificate.*

4.8	Form of Stock Purchase Unit Agreement.*

4.9	Form of Stock Purchase Unit Certificate.*

4.10	Form of Stock Purchase Contract Agreement.*

4.11	Form of Stock Purchase Contract Certificate.*

5.1	Opinion of Conyers Dill & Pearman Limited.

5.2	Opinion of Cravath, Swaine & Moore LLP.*

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-32492) filed on April 27, 2016).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

23.3	Consent of Cravath, Swaine & Moore LLP.*

24.1	Power of Attorney (included on signature page to this registration statement).

*	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K to be filed by Lazard Ltd in connection with a specific offering, and incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) For an offering in which the securities to be registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Lazard Ltd certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 27, 2016.

LAZARD LTD

By:	/s/ Kenneth M. Jacobs
Kenneth M. Jacobs
Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott D. Hoffman and Matthieu Bucaille, and each of them (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, of and supplements to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of their respective substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Kenneth M. Jacobs Kenneth M. Jacobs	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2016

/s/ Matthieu Bucaille Matthieu Bucaille	Chief Financial Officer (Principal Financial Officer)	April 27, 2016

/s/ Dominick Ragone Dominick Ragone	Chief Accounting Officer	April 27, 2016

/s/ Andrew M. Alper Andrew M. Alper	Director	April 27, 2016

/s/ Ashish Bhutani Ashish Bhutani	Director	April 27, 2016

/s/ Richard N. Haass Richard N. Haass	Director	April 27, 2016

/s/ Steven J. Heyer Steven J. Heyer	Director	April 27, 2016

Signature	Capacity	Date

/s/ Sylvia Jay Sylvia Jay	Director	April 27, 2016

/s/ Philip A. Laskawy Philip A. Laskawy	Director	April 27, 2016

/s/ Jane L. Mendillo Jane L. Mendillo	Director	April 27, 2016

/s/ Richard D. Parsons Richard D. Parsons	Director	April 27, 2016

/s/ Michael J. Turner Michael J. Turner	Director	April 27, 2016

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the undersigned as the duly authorized representative of Lazard Ltd in the United States on April 27, 2016.

By:	/s/ Scott D. Hoffman
Scott D. Hoffman

EXHIBIT INDEX

1.1	Form of Equity Securities Underwriting Agreement.*

1.2	Form of Common Stock Underwriting Agreement.*

4.1	Form of Specimen Certificate for Class A common stock (incorporated by reference to Exhibit 4.1 to Lazard Ltd’s Registration Statement (File No. 333-121407) on Form S-1/A filed on April 11, 2005).

4.2	Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).

4.3	Fourth Supplemental Indenture, dated as of June 21, 2007, between Lazard Group LLC and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32492) filed on June 22, 2007).

4.4	Fifth Supplemental Indenture, dated as of November 14, 2013, between Lazard Group LLC and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32492) filed on November 14, 2013).

4.5	Sixth Supplemental Indenture, dated as of February 13, 2015, between Lazard Group LLC and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32492) filed on February 13, 2015).

4.6	Form of Warrant Agreement.*

4.7	Form of Warrant Certificate.*

4.8	Form of Stock Purchase Unit Agreement.*

4.9	Form of Stock Purchase Unit Certificate.*

4.10	Form of Stock Purchase Contract Agreement.*

4.11	Form of Stock Purchase Contract Certificate.*

5.1	Opinion of Conyers Dill & Pearman Limited.

5.2	Opinion of Cravath, Swaine & Moore LLP.*

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-32492) filed on April 27, 2016).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

23.3	Consent of Cravath, Swaine & Moore LLP.*

24.1	Power of Attorney (included on signature page to this registration statement).

*	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K to be filed by Lazard Ltd in connection with a specific offering, and incorporated herein by reference.